Exhibit 99.1

G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229

Neal S. Nackman, Chief Financial Officer G-III Apparel Group, Ltd. (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER FISCAL 2015 RESULTS

--Net Sales Increase 34% to $366.2 Million--

-- Results for First Quarter Surpass Guidance and Prior Year with Net Income of $0.06 Per Diluted Share –

-- Full-Year Guidance Increased on Strong First Quarter and Improved Outlook for Year–

New York, New York – June 3, 2014 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2015.

For the quarter ended April 30, 2014, G-III reported that net sales increased by 34% to $366.2 million from $272.6 million in the year-ago period. Of this increase, $44.2 million was the result of net sales by the G.H. Bass business that was acquired in November 2013. The Company’s net income for the first quarter was $1.3 million, or $0.06 per diluted share, as compared to $1.1 million, or $0.05 per diluted share in the prior year’s comparable period. The results for the first quarter include expenses related to the transition and repositioning of the recently acquired G.H. Bass business.

Morris Goldfarb, G-III’s Chairman, Chief Executive Officer and President, said, “Our wholesale revenues were strong, exceeding our plan across a number of important categories. We finished the quarter with good momentum, clean inventories and a solid mix of growth opportunities. There were strong performances by a number of our Calvin Klein divisions, Vilebrequin and several of our dress businesses, all of which enabled us to exceed our forecast for the first quarter.”

Mr. Goldfarb concluded, “Although our comparable store sales for Wilsons were modestly positive for the quarter overall, we saw an accelerating trend in April. We are pleased with the progress we are making with respect to the integration of G.H. Bass into our operational platform.”

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Outlook

The Company today revised its prior guidance for the full fiscal 2015 year ending January 31, 2015. The Company is now forecasting net sales of approximately $2.06 billion and net income between $87.9 million and $91.2 million, or a range between $4.05 and $4.20 per diluted share, compared to its previous guidance of net sales of approximately $2.05 billion and net income between $85.2 million and $88.5 million, or a range between $3.95 and $4.10 per diluted share. For the fiscal year ended January 31, 2014, net sales were $1.72 billion and net income was $77.4 million, or $3.71 per diluted share.

The Company is now projecting adjusted EBITDA for fiscal 2015 to increase between 16% and 19%, to between approximately $170.2 million and $175.5 million as compared to its previous guidance of between $166.3 million and $171.5 million. Adjusted EBITDA for fiscal 2014 was $147.1 million. Adjusted EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with U.S. GAAP. A reconciliation of GAAP net income to adjusted EBITDA is included in a table accompanying the condensed financial statements in this release.

For its second fiscal quarter ending July 31, 2014, the Company is forecasting net sales of approximately $392 million compared to $304.2 million in the comparable quarter last year. The Company is also forecasting net income for the second fiscal quarter between $2.8 million and $3.7 million, or between $0.13 and $0.17 per diluted share, compared to net income of $3.6 million, or $0.17 per diluted share, in last year’s second quarter.

About G-III Apparel Group, Ltd.

G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories, under licensed brands, our own brands and private label brands. G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand. G-III also sells outerwear, dresses and performance wear under our own Andrew Marc and Marc New York brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Kenneth Cole, Cole Haan, Guess?, Tommy Hilfiger, Jones New York, Jessica Simpson, Vince Camuto, Ivanka Trump, Nine West, Ellen Tracy, Kensie, Mac & Jac, Levi’s and Dockers brands. Through our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Bass, G.H. Bass, G-III Sports by Carl Banks, Eliza J, Black Rivet, Jessica Howard and Winlit. G-III also operates retail stores under the Wilsons Leather, Bass, G.H. Bass & Co., Vilebrequin, Calvin Klein Performance and Andrew Marc names.

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Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQGS: GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS AND

SELECTED BALANCE SHEET DATA

(In thousands, except per share amounts)

	First Quarter Ended April 30,
	(Unaudited)
	2014	2013
Net sales	$366,192	$272,615
Cost of sales	236,015	180,223
Gross profit	130,177	92,392
Selling, general and administrative expenses	122,441	85,828
Depreciation and amortization	4,227	3,121
Operating profit	3,509	3,443
Interest and financing charges, net	1,752	1,777
Income before taxes	1,757	1,666
Income tax expense	668	633
Net income	1,089	1,033
Add: Loss attributable to noncontrolling interest	201	85
Income attributable to G-III	$1,290	$1,118

Net income per common share:
Basic	$0.06	$0.06
Diluted	$0.06	$0.05
Weighted average shares outstanding:
Basic	20,488	20,161
Diluted	21,022	20,402

	At April 30,
Selected Balance Sheet Data (in thousands):	2014	2013
Cash	$23,610	$20,620
Working Capital	342,618	272,824
Inventory	322,659	242,072
Total Assets	803,135	664,225
Short-term Revolving Debt	62,950	76,088
Long-term Debt	20,537	19,231
Total Stockholders’ Equity	526,505	431,154

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G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF FORECASTED AND ACTUAL NET INCOME TO FORECASTED AND ACTUAL ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Forecasted Twelve Months Ending January 31, 2015	Actual Twelve Months Ended January 31, 2014
Net income	$ 87,900 - $ 91,200	$77,360
Expenses associated with the G.H. Bass acquisition and other potential transactions	—	1,028
Depreciation and amortization	19,500	13,676
Interest and financing charges, net	9,100	9,223
Income tax expense	53,700 – 55,700	45,826
Adjusted EBITDA, as defined	$ 170,200 - $ 175,500	$147,113

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense and excludes expenses associated with our acquisition of G.H. Bass & Co. and other potential transactions that were incurred during the fiscal year ended January 31, 2014. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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